Exhibit 99.1

MDC Partners

Supplemental Disclosure to 4Q & Year End
Management Presentation

March 14, 2007

MDC Partners
Cash Earnings to Free Cash Flow Reconciliation
12/31/2006

(US$ in 000s)
Loss from Continuing Operations		$(14,823)

Depreciation and Amortization	24,757
Amortization of Deferred Finance Charges (1)	2,213
Depreciation, Amortization & Other		26,970
Stock Based Compensation		8,361

Goodwill and intangible impairment - MFP	6,306
Goodwill and intangible impairment - CF (2)	816
Goodwill impairment related to sale of Partner units (3)	626
Termination of liability (4)	(1,691)
Reduction of committed future cash outlays (5)	(1,980)
Increase in deferred tax valuation allowance (6)	3,182
Impairment Charges & Other		7,259

Cash Earnings		$27,767

Capital Expenditures		(22,648)
Other Reconciling Items		(307)

Free Cash Flow (7)		$4,812

(1) Amortization of deferred financing charges are recorded as "Interest Expense" on the income statement.
(2) Impairment charges related to an equity affiliate recorded as a reduction to "Equity in Earnings (Losses) of Affiliates" on the  income statement.
(3) Non-cash loss on the acquisition by the management of a Partner firm of membership units of a subsidiary resulting in a reduction of goodwill and recorded as an "Other Expense" on the income statement
(4) Reduction in "Costs of Services Sold" resulting from a reduction in liabilities.
(5) Reduction in "Office and General Expenses" resulting from a cancellation of a commitment to an educational fund by one of our businesses.
(6) Increase in deferred tax valuation allowance resulting from net tax losses in Canada; recorded as "Income Taxes" on the income statement.
(7) See next page to reference calculation of Free Cash Flow.

MDC Partners
Free Cash Flow 12/31/2006

(US$ in 000s)
Operating Income	13,286
Add: Depreciation and Amortization	24,757
Stock-based Compensation	8,361
Impairment Charges	6,306
Less: Minority Interest	(16,708)
MDC EBITDA		$36,002

Cash Distributed to MDC from
Unconsolidated Affiliates		940

Cash Taxes		(1,275)

Cash Interest		(8,207)

Capital Expenditures - Maintenance		(9,498)
		17,962

Capital Expenditures - Investment		(13,150)

Free Cash Flow		$4,812